PROSPECTUS
                                1,865,152 shares

                                INTELLICALL, INC.

                                  Common Stock

     All of the shares of Common Stock, par value $.01 per share (the "Common Stock") of Intellicall, Inc., a Delaware Corporation ("Intellicall" or the "Company"), offered hereby are being offered for resale by certain shareholders of the Company (the "Selling Stockholders") as described more fully herein. The Company will not receive any proceeds from the sale of the shares offered hereby.

     The shares of Common Stock offered hereby by the Selling Stockholders consist of (i) in accordance with Rule 416 of the Securities Act of 1933, as amended (the "1933 Act"), a presently indeterminate number of shares issued or issuable upon conversation of or otherwise in respect of 4,000 shares of the Company's 7% Series A Convertible Preferred Stock (the "Preferred Stock"), and
(ii) 36,580 shares of Common Stock issued to Swartz Investments, LLC as partial consideration for arranging the sale of the Preferred Stock. For the purposes of calculating the number of shares of Common Stock beneficially owned by the Selling Stockholders holding Preferred Stock, the number of shares of Common Stock calculated to be issuable in connection with the conversion of the Preferred Stock is based on a price of $2.1875 per share, which price is below the price per share of $5.6875 as of the date of this Prospectus. The number of shares available for resale, however, is subject to adjustment and could be materially less or more than such estimated amount depending on the future market price of the Common Stock. This presentation is not intended, and should in no way be construed, to constitute a prediction as to the future market price of the Common Stock. See "Risk Factors -- Potential Dilution; Shares Eligible for Future Sales; Possible Effect on Additional Equity Financing" and "Selling Stockholders."
                  -------------------------------------------

         THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A
         HIGH DEGREE OF RISK.  SEE "RISK FACTORS" AT PAGE 6 OF THE
         PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              October 3, 1997

     All expenses of this offering will be paid by the Company except for commissions, fees and discounts of any underwriters, brokers, dealers or agents retained by the Selling Stockholders. Estimated expenses payable by the Company in connection with this offering are approximately $15,500. The aggregate proceeds to the Selling Stockholders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commission and underwriters' discounts, if any. The Company has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the 1933 Act.

     The Common Stock being registered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of such Selling Stockholders in the open market, on the New York Stock Exchange ("NYSE"), in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the 1933 Act and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the 1933 Act. See "Use of Proceeds" and "Plan of Distribution."

     The Common Stock of the Company is listed on the NYSE (Symbol: ICL). On October 3, 1997, the closing sale price of the Common Stock on the NYSE was $5.6875.

                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements, and the information filed by the Company with the Commission can be inspected and copied, at prescribed rates, during normal business hours at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Chicago Regional Office, NorthWestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; New York Regional Office, 75 Park Place, 14th Floor, New York, New York 10007. Electronic filings of such documents are publicly available on the Commission's Web site at http://www.sec.gov. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the NYSE and such reports, proxy statements and other information concerning the Company can be inspected and copies can be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         A registration statement on Form S-3 in respect of the shares of Common Stock offered by this Prospectus (the "Registration Statement") has been filed with the Securities and Exchange Commission, Washington, D.C. 20549 under the 1933 Act. This Prospectus does not contain all of the information contained in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Accordingly, additional information concerning the Company and such securities can be found in the Registration Statement, including various exhibits thereto, which may be inspected at the Public Reference Section of the Commission.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The  following  documents  are  incorporated  by  reference  into  this
Prospectus:

      1. Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission pursuant to Section 13(a) of the 1934 Act;

      2. Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997, filed with the Commission pursuant to Section 13(a) of the 1934 Act;

      3. Form 8-K Current Report dated July 21, 1997, as amended, filed with the Commission pursuant to Section 13(a) of the 1934 Act;

      4. Form 8-K Current Report dated September 2, 1997, filed with the Commission pursuant to Section 13(a) of the 1934 Act; and

      5. The description of the Company's Common Stock registered under the 1934 Act contained in the Company's Form 8-A filed with the

               Commission on August 25, 1987, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to Intellicall, Inc., 2155 Chenault, Suite 410, Carrollton, Texas 75006, (972) 416-0022, Attention: Investor Relations.

         No person has been authorized to give any information or to make any representation other than those contained in, or incorporated by reference into, this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholders. This Prospectus does not constitute an offer to sell or solicitation of any offer to buy, nor shall there be any sale of these shares by anyone, in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any state, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information herein or the affairs of the Company since the date hereof.

                                   THE COMPANY

         Intellicall is a diversified telecommunications services and equipment company. The Company provides two primary services: (i) automated operator services for the private pay telephone, hospitality, and inmate services industries, and (ii) prepaid calling services. The Company also provides for resale of direct dial long distance services to the private payphone industry, and live operator services through its majority owned subsidiary, ILD Teleservices, Inc. ("ILD").

                  The Company's primary telecommunications equipment product offerings are: (i) pay telephones, network equipment, and software for the United States market which incorporate advanced technology for internally performing the functions associated with placing a pay telephone call, including the completion of automated operator assisted calls, (ii) network products and software for regulated phone companies in the United States ("Local Exchange Carriers" or "LECs"), (iii) pay telephones and network management systems compatible with international telecommunications standards, and (iv) call processing systems for hotels, inmate facilities and other multi-unit users.

         The Company's principal executive offices are located at 2155 Chenault, Suite 410, Carrollton, Texas 75006-5023, telephone (972) 416-0022.

              CAUTIONARY STATEMENT FOR PURPOSES OF THE SAFE HARBOR
                                PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         The Common Stock offered hereby involves a high degree of risk. In addition, this Prospectus and the documents incorporated herein by reference contain certain "forward-looking statements" within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act. Such forward-looking statements, which are often identified by words such as "believes", "anticipates", "expects", "estimates", "should", "may", "will", and similar expressions, represent the Company's expectations or beliefs concerning future events. Numerous assumptions, risks and uncertainties, including the factors set forth below, some of which may be beyond the control of the Company, could cause actual results to differ materially from the results discussed in the forward-looking statements. Prospective purchasers of the Common Stock should carefully consider the factors set forth below, as well as the other information contained herein or in the documents incorporated herein by reference.

                                  RISK FACTORS

Recent History of Losses

         The Company incurred net losses of $4,995,000, $6,139,000 and $14,466,000 for the fiscal years ended December 31, 1996, 1995 and 1994, respectively, and a net loss of $3,097,000 for the six months ended June 30, 1997. Such losses are primarily attributable to profit margins on the Company's hardware products which have been insufficient to meet selling, marketing, sustaining engineering, and other general and administrative costs of the Company. The Company's historical losses have required the Company to seek various sources of financing, including the sale of assets of the Company and the sale of debt and equity securities including the Preferred Stock purchased by certain of the Selling Stockholders. While the Company believes operations of the Company are improving, there can be no assurance that the Company will be able to return to profitability.

Changes in Management

         The Company has recently made various management changes as a result of one of the Company's prior senior executive moving to the Company's majority - owned subsidiary, ILD Teleservices, Inc., and the retirement of its former Chief Financial Officer. John J. McDonald, Jr. has become president and chief operating officer of the Company and John M. Carradine has become Chief Financial Officer. William O. Hunt, the Company's prior president, has remained as Chairman of the Board and Chief Executive Officer. Mr. McDonald joined the Company in February 1997 while Mr. Carradine has been with the Company for seven years in roles of ever-increasing responsibility. While the Company believes these management changes are beneficial to the Company, there can be no assurance that the new senior management team will be able to implement the Company's strategy.

Potential Redemption of Preferred Stock

         Pursuant to the regulations of the NYSE, in the absence of shareholder approval, the Company may not issue, in the aggregate, more than 1,860,500 shares of Common Stock upon conversion of all of the Preferred Stock. The actual number of shares of Common Stock to be issued upon conversion of the Preferred Stock will depend on the average closing price of the Common Stock prior to conversion. The Company is obligated to redeem any shares of Preferred Stock which may not be converted into Common Stock as a result of such regulatory limitation, unless the Company timely obtains shareholder approval. The cash demands to fund such a redemption may adversely affect the Company's ability to make future capital expenditures and fund the development and launch of new products and/or services. Furthermore, there can be no assurance that the Company will have cash available to fund such a redemption.

Possible Need for Additional Financing

         Although the Company anticipates that the net proceeds of its recent placement of Preferred Stock and its cash flow from operations will be sufficient to fund the Company's operations during the short term, there can be no assurance that the Company will not require additional financing prior to the end of such period. The Company's future liquidity will depend on spending levels, working capital turnover and the volume and timing of equipment sales and gross margins related thereto.

Recent Telecommunications Act

         The Company's pay telephones in the United States are principally sold to independent payphone providers. In 1996 Congress passed the Telecommunications Act of 1996 (the "Telecom Act") pursuant to which the Federal Communications Commission (the "FCC") was authorized to evaluate and adjust the amount of the compensation paid by long-distance carriers to independent payphone companies when consumers access a long-distance carrier directly by dialing an access or an 800 number or by using a calling card which is non-billable by the payphone provider and thereby "dial-around" the payphone provider's long-distance carrier (from whom the payphone provider receives compensation) in order to reach another long-distance carrier (from whom the payphone provider would not receive compensation) ("Dial Around"). In November 1996, the FCC issued an order to increase compensation to payphone providers for Dial-Around; however such order was appealed to the U.S. Court of Appeals for the D.C. Circuit, which court ruled in July 1997 that the FCC's basis for determining Dial- Around compensation was inappropriate. The Court of Appeals ordered the FCC to re-examine the Dial-Around compensation structure. The Company's customers will be impacted by the FCC's final determination on Dial-Around compensation. If such compensation is reduced, the determination could have an adverse impact on the Company's sales of pay telephones.

Competition

         The industry in which the Company operates is intensely competitive. Many of the Company's existing and potential competitors have far more extensive financial, engineering, product development, manufacturing and marketing resources than the Company. The Company's products and services compete on the basis of a number of factors, including, (i) in the case of the equipment business, price, quality, features and functions, reliability, service and support and (ii) in the case of the services business, amount of compensation paid to payphone providers and pricing of long-distance services. There can be no assurance that competitors will not introduce products and/or services incorporating technology as advanced or more advanced than the Company's or that changes in the telecommunications environment will not render competitors' product solutions more attractive to customers than the Company's solutions. Competitive pressures often necessitate price reductions which the Company may not be able to achieve or which could adversely affect profit margins which, in turn, could adversely affect operating results. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, results of operations, or financial condition.

Potential Dilution; Shares Eligible for Future Sales;
Possible Effect on Additional Equity Financing

         A substantial number of shares of Common Stock are or will be issuable by the Company upon the conversion of the Preferred Stock, upon conversion of debentures previously issued by the Company and upon the exercise of warrants that the Company has issued, which could result in dilution of a shareholder's percentage ownership interest in the Company and could adversely affect the market price of the Common Stock. Under the applicable conversion formulas of the Preferred Stock, the number of shares of Common Stock issuable upon conversion is inversely proportional to the market price of the Common Stock at the time of conversion (i.e., the number of shares increases as the market price of the Common Stock decreases); and except with respect to certain redemption rights of the Company for the Preferred Stock, there is no cap on the number of shares of Common Stock that may be issued. In addition, the number of shares issuable upon the conversion of the debentures and the exercise of warrants is subject to adjustment upon the occurrence of certain dilutive events. For a complete description of the rights of holders of Preferred Stock, see the Company's Current Report on Form 8-K/A dated July 21, 1997, including the exhibits thereto.

         On August 15, 1997, there were issued and outstanding a total of 9,339,201 shares of Common Stock. If all the Preferred Stock (assuming a conversion price of $2.1875) and convertible debentures which the Company has issued were converted into shares of Common Stock and if all warrants outstanding were exercised, there would be outstanding 13,943,254 shares of Common Stock. Of these, the Company currently has registered for resale 1,865,152 shares of Common Stock as contemplated in this Prospectus. The sale or availability for sale of a significant number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. In addition, certain holders of outstanding securities of the Company have rights to approve and/or participate in certain types of future equity financing by the Company. The availability to the Company of additional equity financing, and the terms of any such financing, may be adversely affected by the foregoing.

Dividend Policy

         The Company has never paid cash dividends on its Common Stock. Furthermore, the Company currently intends to retain any future earnings for use in its business and does not expect to pay any cash dividends on its Common Stock in the foreseeable future. The Company's senior secured loan agreements prohibit the Company from paying dividends. Any future change in the Company's dividend policy will depend upon the earnings and financial position of the Company, the nature of any restrictions on the payment of dividends contained in debt agreements which the Company has entered into or may enter into in the future and such other factors as the Board of Directors of the Company may deem appropriate.

Preferred Stock; Anti-Takeover Provisions

                  The Company's authorized but unissued capital stock includes 1,000,000 shares of preferred stock, par value $.01 per share ("Authorized Preferred Stock"), of which 4,000 shares are currently issued and outstanding. The rights of the holders of shares of Common Stock may be adversely affected by the preferential rights afforded to the holders of the Preferred Stock currently outstanding and any shares of Authorized Preferred Stock that may from time to time be issued by action of the Board of Directors. In addition, the Company's Certificate of Incorporation and Bylaws, as well as the General Corporation Law of the State of Delaware ("DGCL"), contain certain provisions that may have the effect of discouraging an unsolicited acquisition proposal. Furthermore, upon a change in control of the Company, options granted under the Company's stock option plans become immediately exercisable.

                                 USE OF PROCEEDS

         The proceeds from the sale of the shares of Common Stock offered hereby are solely for the account of the Selling Stockholders. Accordingly, the Company will receive none of the proceeds from the sale thereof.

                              SELLING STOCKHOLDERS

         The Selling Stockholders are certain persons who provided or facilitated equity financing to the Company. The shares of Common Stock covered by this Prospectus are being registered to permit secondary trading and so that the Selling Stockholders may offer the shares for resale from time to time. See "Plan of Distribution." Except as described below, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Common Stock and other securities of the Company.

         The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock owned beneficially by each of the Selling Stockholders as of September 2, 1997, and the number of shares which may be offered for resale pursuant to this Prospectus regardless of whether such Selling Stockholder has a present intent to sell. For the purposes of calculating the number of shares of Common Stock beneficially owned by the Selling Stockholders holding Preferred Stock, the number of shares of Common Stock calculated to be issuable in connection with the conversion of the Preferred Stock is based on a conversion price of $2.1875 per share. The calculation of the total number of shares of Common Stock to be offered by the holders of such Preferred Stock, however, is an estimate based on a hypothetical conversion at the price set forth in the preceding sentence, which price is below the closing market price of the Common Stock as of October 3, 1997, which price is $5.6875. If the $5.6875 per share price were used instead of the per share prices listed above, the number of shares of Common Stock issuable upon conversion of the Preferred Stock would decrease to a total of 879,121 shares. The registration statement of which this Prospectus is a part includes, in accordance with Rule 416 of the 1933 Act, an indeterminate number of shares issuable upon conversion of the Preferred Stock as a result of the floating rate conversion features thereof. The use of such hypothetical conversion prices is not intended, and should in no way be construed, to constitute a prediction as to the future market price of the Common Stock.

         The information included below is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their shares of Common Stock, no definite estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided and the following table has been prepared on the assumption that the conversion price is $2.1875 and that all shares of Common Stock offered under this Prospectus will be sold.


Name(1)                   Shares of Common                                 Shares of
-------                   Stock Beneficially        Shares of              Common Stock
                          Owned Prior to            Common Stock           Owned After
                          Offering                  Offered Hereby         The Offering
                          --------                  --------------         ------------

CC Investments,
 LDC (2)                  731,428                    731,428                 - 0 -

Proprietary
 Convertible
 Investment Group,
 Inc. (2)                 571,429                    571,429                 - 0 -

Canadian Imperial
  Holdings, Inc. (2)      457,143                    457,143                 - 0 -

The Matthew Funds,
  N.V. (2)                 68,571                     68,571                 - 0 -

Swartz Investments,
         LLC (3)           36,580                     36,580                 - 0 -

(1) Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2) Each of the designated Selling Stockholders holds shares of Preferred Stock which are convertible into shares of Common Stock. Each share of Preferred Stock may be converted into a number of shares of Common Stock, at the option of each selling Stockholder, at a conversion price equal to the lesser of $5.05 per share (the "Fixed Conversion Price") or eighty percent (80%) of the volume weighted average fifteen day trading price preceding the date of conversion. The number of shares of Common Stock being offered by each Selling Stockholder (except for the shares of Common Stock described in footnote 3 below) is based on shares issuable upon conversion of the Preferred Stock at a conversion price of $2.1875. As the conversion price is variable, the actual numbers of shares to be sold by each designated Selling Stockholder may be substantially more or less than the number of shares indicated in the table. Notwithstanding the foregoing, each listed Selling Stockholder can convert into shares of Common Stock only to the extent that the number of shares issued thereby, combined with the number of shares of Common Stock held by such Selling Stockholder, would not exceed 4.9% of the then outstanding Common Stock, as determined in accordance with Rule 13d-3 of the 1934 Act. Accordingly, the number of shares of Common Stock set forth in the table for certain of the Selling Stockholders exceeds the number of shares of Common Stock that they could beneficially own at any given time through their ownership of Preferred Stock. In that regard, beneficial ownership of those Selling Stockholders set forth in the table is not determined in accordance with Rule 13d-3. Pursuant to a securities purchase agreement, the Company agreed to register the shares of Common Stock at its cost to remove the restriction on free transferability. The Company has no knowledge as to when or if any of the Selling Stockholders will convert any of their shares of Preferred Stock or desire to offer shares of Common Stock upon such conversion for sale upon the open market once registration is completed. For a complete description of the rights of holders of Preferred Stock, see the Certificate of Designation of Series A Convertible Preferred Stock of the Company and the related Securities Purchase Agreement (with exhibits) filed as an exhibit to the Company's Current Report on Form 8-K dated July 21, 1997 as amended by the Form 8-K/A dated July 21, 1997.

(3) Swartz Investments, LLC received 36,580 shares of Common Stock as partial consideration for arranging the sale of the Preferred Stock.

                              PLAN OF DISTRIBUTION

         The Company is registering the shares of Common Stock offered by the Selling Stockholders hereunder pursuant to contractual registration rights.

         The shares of Common Stock offered hereunder may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the New York Stock Exchange, on any exchange or market on which the Common Stock is listed for trading, in the over-the-counter market, in privately negotiated transactions or otherwise at prices and on terms then prevailing or related to the then current market price, or such other prices as the Selling Stockholders determine from time to time. The shares of Common Stock may be sold to or through one or more broker-dealers, acting as agent or principal in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions or otherwise, or in any combination of transactions. The shares of Common Stock hereunder may be used to settle short sales of Common Stock or options held by a selling Stockholder.

         In connection with any transaction involving the Common Stock, broker-dealers or others may receive from the Selling Stockholders, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time. Broker-dealers and any other persons participating in a distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the 1933 Act.

         Any and all of the sales or other transactions involving the Common Stock described above, whether effected by the Selling Stockholders, any broker dealer or others, may be made pursuant to this Prospectus. In addition, any shares of Common Stock that qualify for sale pursuant to Rule 144 under the 1933 Act may be sold under Rule 144 rather than pursuant to this Prospectus. There can be no assurances that all or any of the shares of Common Stock offered hereby will be issued to, or sold by, the Selling Stockholders.

         To comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares of Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with under applicable state securities laws.

         The Company and the Selling Stockholders have agreed, and hereafter may further agree, to indemnify each other and certain persons, including broker-dealers or others, against certain liabilities in connection with any offering of the Common Stock, including liabilities arising under the Act.

                                  LEGAL MATTERS

                  Certain legal matters will be passed upon for the Company by Kane, Russell, Coleman & Logan, P.C., Dallas, Texas.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Intellicall, Inc. for the fiscal year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.